Exhibit 99.1

Cognex Reports First Quarter 2016 Results

NATICK, Mass.--(BUSINESS WIRE)--May 2, 2016--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the first quarter of 2016. In Table 1 below, selected financial data for the quarter ended April 3, 2016 is compared to the first and fourth quarters of 2015. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1*

	Revenue	Net Income from Continuing Operations	Net Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q1-16	$96,205,000	$14,885,000	$0.17
Prior year’s quarter: Q1-15	$101,373,000	$19,472,000	$0.22
Change from Q1-15 to Q1-16	(5%)	(24%)	(23%)
Prior quarter: Q4-15	$97,768,000	$18,854,000	$0.22
Change from Q4-15 to Q1-16	(2%)	(21%)	(23%)

*Table 1 excludes the results of discontinued operations, which relate to the company’s Surface Inspection Systems Division (SISD) that was sold on July 6, 2015.

“I am pleased to report that our first quarter results were better than the guidance we gave to investors in February,” said Dr. Robert J. Shillman, Chairman of Cognex. “This positive news was due to several factors in the quarter, including higher revenue from customers in the logistics market, a higher gross margin and lower-than-planned operating expenses. However, despite these favorable developments, I am not pleased to report that the slower business trends we saw in the second half of last year have continued.”

“The year started off on a stronger note than anticipated, and our guidance for Q2 reflects a significant sequential increase in revenue and substantial margin expansion due to an expected concentration of large orders in the consumer electronics industry,” said Robert J. Willett, Chief Executive Officer of Cognex. “Nevertheless, our outlook for 2016 is not any more bullish than it was a few months ago.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2016

  Revenue for Q1 2016 decreased 5% from Q1 2015 and 2% from Q4 2015. Cognex experienced the typical seasonal decline from Q4 to Q1 in factory automation. The decline from last year’s record first-quarter revenue was primarily due to lower revenue from the consumer electronics industry.
  Gross margin was 78% for both Q1 2016 and Q1 2015, and 76% for Q4 2015. Gross margin increased on a sequential basis due to revenue mix, with a higher percentage of revenue coming from product sales than service.
  Research, Development & Engineering (RD&E) expenses increased 21% from Q1 2015 and 17% from Q4 2015. RD&E increased year-on-year due to Cognex’s investment in engineering resources and higher outsourced engineering costs. RD&E increased on a sequential basis due to support of potential high-volume opportunities and higher stock option expense.
  Selling, General & Administrative (SG&A) expenses decreased 4% from Q1 2015 and increased 2% from Q4 2015. SG&A decreased year-on-year as Cognex’s investment in its sales and support organization was offset by lower patent-related legal fees. SG&A increased on a sequential basis due to higher stock option expense.
  Investment and other income was $1,344,000 in Q1 2016, $540,000 in Q1 2015 and $2,059,000 in Q4 2015. The increase year-on-year was due to a higher average invested balance. The decrease on a sequential basis was the result of a larger reduction in Q4 than in Q1 to the estimated liability for contingent consideration related to a recent acquisition.
  The tax rate was 15% in Q1 2016, 16% in Q1 2015, and 13% in Q4 2015. Excluding discrete tax items, the rate was 18% in Q1 2016 and Q1 2015, and 17% in Q4 2015 (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – April 3, 2016

  Cognex’s financial position as of April 3, 2016, was very strong, with $649 million in cash and investments and no debt. During Q1 2016, Cognex paid out $6 million in dividends to shareholders. Earlier today, Cognex announced it will increase the cash dividend paid in Q2 2016 to $0.075 per share from $0.07 per share paid in Q1. The company also intends to repurchase shares of its common stock in Q2 2016, subject to market conditions and other relevant factors.

Financial Outlook – Q2 2016

  Cognex expects revenue for Q2 2016 to be between $135 million and $140 million. This range represents substantial growth over Q1 2016, due primarily to large orders expected from consumer electronics customers, but a slight decline from Q2 2015 due to timing. In 2016, Cognex expects to recognize large consumer electronics orders in both Q2 and Q3, as opposed to last year when the majority was recognized in Q2.
  Gross margin is expected to be in the mid-to-high 70% range.
  Operating expenses are expected to increase by up to 4% on a sequential basis, and to be essentially flat year-on-year.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, May 5, 2016. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1670550.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, timing for future orders, expected areas of growth, future product mix, research and development activities, future stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended
	April 3, 2016	December 31, 2015	April 5, 2015

Revenue	$96,205	$97,768	$101,373
Cost of revenue (1)	20,968	23,400	22,344
Gross margin	75,237	74,368	79,029
Percentage of revenue	78%	76%	78%
Research, development, and engineering expenses (1)	20,555	17,526	16,986
Percentage of revenue	21%	18%	17%
Selling, general, and administrative expenses (1)	38,338	37,694	39,933
Percentage of revenue	40%	39%	39%
Operating income	16,344	19,148	22,110
Percentage of revenue	17%	20%	22%
Foreign currency gain (loss)	(100)	542	659
Investment and other income	1,344	2,059	540
Income from continuing operations before income tax expense	17,588	21,749	23,309
Income tax expense on continuing operations	2,703	2,895	3,837
Net income from continuing operations	14,885	18,854	19,472
Percentage of revenue	15%	19%	19%
Net income (loss) from discontinued operations (1)	—	(108)	1,030
Net income	$14,885	$18,746	$20,502

Basic earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.18	$0.22	$0.22
Net income from discontinued operations	—	—	0.02
Net income	$0.18	$0.22	$0.24

Diluted earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.17	$0.22	$0.22
Net income from discontinued operations	—	—	0.01
Net income	$0.17	$0.22	$0.23

Weighted-average common and common-equivalent shares outstanding:
Basic	84,943	84,850	86,764
Diluted	86,541	86,212	88,749

Cash dividends per common share	$0.07	$0.07	$—
Cash and investments per common share	$7.64	$7.32	$6.30
Book value per common share	$10.00	$9.73	$8.80

(1) Amounts include stock option expense, as follows:
Cost of revenue	$293	$348	$467
Research, development, and engineering	2,179	1,097	1,814
Selling, general, and administrative	4,332	2,759	4,382
Discontinued operations	—	—	283
Total stock option expense	$6,804	$4,204	$6,946

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands

	Three-months Ended
	April 3, 2016	December 31, 2015	April 5, 2015

Adjustment for stock option expense
Operating income (GAAP)	$16,344	$19,148	$22,110
Stock option expense related to continuing operations	6,804	4,204	6,663
Operating income (Non-GAAP)	$23,148	$23,352	$28,773
Percentage of revenue (Non-GAAP)	24%	24%	28%

Exclusion of tax adjustments
Income from continuing operations before income tax expense (GAAP)	$17,588	$21,749	$23,309

Income tax expense (GAAP)	$2,703	$2,895	$3,837
Effective tax rate (GAAP)	15%	13%	16%

Tax adjustments:
Discrete tax events	(463)	(910)	(364)
Income tax expense excluding tax adjustments (Non-GAAP)	$3,166	$3,805	$4,201
Effective tax rate (Non-GAAP)	18%	17%	18%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$14,422	$17,944	$19,108
Percentage of revenue (Non-GAAP)	15%	18%	19%

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	April 3, 2016	December 31, 2015
Assets
Cash and investments	$649,463	$621,531
Accounts receivable	45,095	42,846
Inventories	35,620	37,334
Property, plant, and equipment	53,413	53,285
Goodwill and intangible assets	86,718	87,763
Other assets	43,328	44,997

Total assets	$913,637	$887,756

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$40,949	$41,132
Deferred revenue and customer deposits	11,862	11,571
Income taxes	7,061	6,134
Other liabilities	3,046	3,252
Shareholders' equity	850,719	825,667

Total liabilities and shareholders' equity	$913,637	$887,756

Exhibit 4

COGNEX CORPORATION Additional Information Schedule (Unaudited) Dollars in thousands

	Three-months Ended
	April 3, 2016	December 31, 2015	April 5, 2015

Revenue	$96,205	$97,768	$101,373

Revenue by geography:
Americas	38%	38%	34%
Europe	35%	35%	41%
Greater China	13%	12%	11%
Other Asia	14%	15%	14%
Total	100%	100%	100%

Revenue by market:
Factory automation	94%	95%	94%
Semiconductor and electronics capital equipment	6%	5%	6%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com